UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant x

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

x          Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to §240.14a-12

ALJ Regional Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

x           No fee required

☐           Fee paid previously with preliminary materials

☐           Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ALJ Regional Holdings, Inc.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 19, 2022

July 15, 2022

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of ALJ Regional Holdings, Inc. (the “Company”, “we” or “our”), which will be held at the offices of Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022 on August 19, 2022, at 9:00 a.m. Eastern Time. We discuss the matters to be acted upon at the meeting in more detail in the attached notice of annual meeting and proxy statement (the “Proxy Statement”). There are four specific items for which you are being asked to vote:

1.

To elect Jess M. Ravich, Hal G. Byer, Rae Ravich, John Scheel and Robert Scott Fritz as directors to hold office until the Company’s 2023 Annual Meeting of Stockholders or until their respective successors are elected and duly qualified, or until their respective earlier resignation or removal.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

3.

To approve, on a non-binding advisory basis, our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”).

4.	To approve, on a non-binding advisory basis, the preferred frequency of stockholder advisory votes on our executive compensation, referred to as “say-on-frequency.”

Our Board of Directors recommends that you vote:

1.	“FOR” the five (5) individuals nominated for election to the Board of Directors.
2.	“FOR” ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.
3.	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
4.	For “THREE YEARS”, on a non-binding advisory basis, as the frequency of stockholder advisory votes on our executive compensation.

We encourage you to read our annual report on Form 10-K for the year ended September 30, 2021, (the “Annual Report”) filed with the SEC on December 20, 2021, which may be found on the SEC’s EDGAR database at www.sec.gov. It includes our audited financial statements and information about our operations, markets and products.

You can vote by following the instructions included in the Proxy Statement and the enclosed proxy card. Please read these instructions carefully.

We hope that you can attend the Annual Meeting. You may be requested to present valid, government issued photo identification to gain admission to the Annual Meeting. Whether or not you plan to attend, you can be sure that your shares are represented at the meeting by promptly voting by one of the methods provided. Any record stockholder attending the Annual Meeting may vote in person, even if that stockholder has returned a proxy or voted by telephone or the Internet. Your vote is important, whether you own a few shares or many. Thank you for your continued support of ALJ Regional Holdings, Inc.

Very truly yours,

/s/ Jess M. Ravich

Jess M. Ravich, Chief Executive Officer and Chairman of the Board

This document is dated July 15, 2022 and is being first mailed to stockholders of ALJ Regional Holdings, Inc. on or about July 15, 2022.

244 Madison Avenue, PMB #358

New York, NY 10016

Telephone: (888) 486-7775

www.aljregionalholdings.com

ALJ Regional Holdings, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON aUGUST 19, 2022

TO THE STOCKHOLDERS OF ALJ REGIONAL HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALJ Regional Holdings, Inc., a Delaware corporation (the “Company”, “we” or “our”), will be held on August 19, 2022, at 9:00 a.m. Eastern Time (the “Annual Meeting”) at the offices of Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022 for the following purposes:

1.To elect Jess M. Ravich, Hal G. Byer, Rae Ravich, John Scheel and Robert Scott Fritz as directors to hold office until the Company’s 2023 Annual Meeting of Stockholders or until their respective successors are elected and duly qualified, or until their respective earlier resignation or removal.

2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

3.To approve, on a non-binding advisory basis, our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

4.To approve, on a non-binding advisory basis, the preferred frequency of stockholder advisory votes on our executive compensation, referred to as “say-on-frequency.”

5.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice (the “Proxy Statement”).

The Board of Directors of the Company has fixed the close of business on July 13, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at the offices of Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible by following the instructions included in the Proxy Statement and the enclosed proxy card in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

/s/ Jess M. Ravich

Chief Executive Officer and Chairman of the Board

Los Angeles, CA

July 15, 2022

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on AUGUST 19, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of ALJ Regional Holdings, Inc., a Delaware corporation (the “Company”), is soliciting proxies for use at the Annual Meeting of Stockholders to be held on August 19, 2022 at 9:00 a.m. Eastern Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement (the “Proxy Statement”) and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on August 19, 2022

Our Annual Report and Proxy Statement are available at www.voteproxy.com, the SEC’s EDGAR database at www.sec.gov and www.aljregionalholdings.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•Proposal 1: To elect Jess M. Ravich, Hal G. Byer, Rae Ravich, John Scheel and Robert Scott Fritz as directors to hold office until the Company’s 2023 Annual Meeting of Stockholders or until their respective successors are elected and duly qualified, or until their respective earlier resignation or removal.

•Proposal 2: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

•Proposal 3: To approve, on a non-binding advisory basis, our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

•Proposal 4: To approve, on a non-binding advisory basis, the preferred frequency of stockholder advisory votes on our executive compensation, referred to as “say-on-frequency”.

Q:	What are the Board’s recommendations?

A:	The Board recommends a vote:

•“FOR” the five (5) individuals nominated for election to the Board.

•“FOR” ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

•For “THREE YEARS”, on a non-binding advisory basis, as the frequency of stockholder advisory votes on our executive compensation.

Q:	Who is entitled to vote at the meeting?

A:

Stockholders Entitled to Vote. Stockholders who our records show owned shares of the Company as of the close of business on July 13, 2022 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, we had a total of 42,408,830 shares of common stock issued and outstanding, which were held of record by 117 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. Each share of the Company’s common stock is entitled to one vote.

Q:	What is the difference between record stockholders and street name stockholders?

Record Stockholders. If, as of the Record Date, your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials are being sent to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote by telephone or the Internet as instructed on the proxy card or in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in street name. The proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:

You are invited to attend the Annual Meeting if you are a record stockholder or a street name stockholder as of July 13, 2022. You may be required to present photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting.

Q:	How can I vote my shares?

A:	Record Stockholders: Record stockholders may vote in person at the Annual Meeting or by one of the following methods:

•By Mail. If you received printed proxy materials, you may submit your vote by marking, dating, signing and mailing the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein.

•By Telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy materials. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Telephone and Internet voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on August 18, 2022.

•In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Street Name Stockholders: If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other holder of record of their shares, street name stockholders may generally vote by one of the following methods:
•By Mail. You may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope.

•By Methods Listed on the Voting Instruction Card. Please refer to your voting instruction card or other information forwarded by your bank, broker or other holder of record to determine whether you may vote by the Internet, telephone, mail or fax, and follow the instructions on the voting instruction card or other information provided by the record holder.

•In Person with a Legal Proxy from the Record Holder. A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I sign a proxy, how will it be voted?

A:

When proxies are properly delivered, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the above recommendations of our Board. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	What should I do if I get more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of voting materials. You should vote in accordance with the instructions in each set of voting materials you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	Can I change my vote?

A:

Record Stockholders: You may change your vote at any time prior to the vote at the Annual Meeting. Your vote may be revoked by filing with the Company’s counsel, Shearman & Sterling LLP, located at 599 Lexington Ave., New York, NY 10022, Attention: Christopher M. Forrester, a written notice of revocation, or it may be revoked by a later-dated vote, by mail, by Internet or by telephone, or by attending the meeting and voting in person. Only a stockholder’s latest proxy received by 11:59 p.m. Eastern Time on August 18, 2022, will be counted. Attendance at the meeting will not, by itself, revoke a proxy.

Street Name Stockholders: If you hold your shares through a broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Q:	What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

A:

You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Q:	What is the voting requirement to approve each of the proposals?

A:

•Proposal No. 1: Directors are elected by a plurality vote. The five (5) nominees for director who receive the most votes cast in their favor will be elected to serve as directors.

•Proposal No. 2: Must be approved by the affirmative vote of the holders of at least a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting.

•Proposal No. 3: Must be approved by the affirmative vote of the holders of at least a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. This proposal is advisory only and will not be binding on the Company or the Board.

•Proposal No. 4: The frequency that receives the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting, or if no frequency receives the foregoing vote, the frequency that received the highest number of votes cast, shall be considered the frequency recommended by the stockholders. This proposal is advisory only and will not be binding on the Company or the Board.

Q:	What are “broker non-votes?”
A:

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in street name but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on certain routine matters, but not on non-routine matters. Proposal Two (ratification of auditor) is considered a routine matter. Proposal One (election of directors), Proposal Three (say-on-pay) and Proposal Four (say-on-frequency) are considered non-routine. Thus, if you hold your shares in street name and you do not instruct your broker how to vote on Proposal One, Proposal Three or Proposal Four, no votes will be cast on your behalf for such matters. Your broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

Q:	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting and will be counted for purposes of determining whether proposals requiring approval by the affirmative vote of the holders of at least a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Thus, an abstention will be counted as a vote “AGAINST” Proposal 2, Proposal 3 and Proposal 4. Any shares not voted due to broker non-vote will not affect the election of directors.

Q:	What constitutes a quorum?

A:

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the Annual Meeting, either in person or by proxy.

Q:	How are votes counted?

A:

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting by the Company, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of the Board of ALJ Regional Holdings, Inc.

Q:	Who pays for the proxy solicitation process?

A:

We will pay the cost of preparing, assembling, printing, mailing, distributing and making available these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding or making available proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person, by phone or by other electronic means. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2023 Annual Meeting of Stockholders under Rule 14a-8 adopted under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than 5:00 p.m. (Eastern Time) on the ninetieth (90th) day, and not earlier than on the one hundred twentieth (120th) day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. If the date of our 2023 Annual Meeting of Stockholders is more than thirty (30) days from August 19, 2023, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any stockholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at our 2023 Annual Meeting of Stockholders but are not included in our proxy materials must comply with the advance notice provision in Section 2.2 of our bylaws. If we call the 2023 Annual Meeting of Stockholders for a date between July 20, 2023 and September 19, 2023, we must receive notice of the proposals on or after March 7, 2023 and on or before April 6, 2023. If we call the 2023 Annual Meeting of Stockholders for any other date, then notice by the stockholder must be received by the Corporate Secretary of the corporation not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the seventh (7th) day following the day on which public announcement of the date of such meeting is first made.

Any stockholder director nominations for election at our 2023 Annual Meeting of Stockholders must comply with the advance notice provision in Section 3.1 of our bylaws. To be timely, a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received by our Corporate Secretary not earlier than fifty (50) days nor more than eighty (80) days in advance of the scheduled date of the 2023 Annual Meeting of Stockholders, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that, if fewer than sixty (60) days’ notice or prior public disclosure of the date of the 2023 Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth (10th) day following the earlier of (a) the day on which such notice of the date of the 2023 Annual Meeting of Stockholders was mailed or (b) the day on which such public disclosure was made.

Our bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice, including (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class, series and number of shares of the Company that are owned beneficially and of record by the stockholder and such beneficial owner, (iv) any material interest of the stockholder in such business, and (v) any other information that is required to be provided by the stockholder pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder in such stockholder’s capacity as a proponent of a stockholder proposal. A copy of the relevant bylaw provision is available upon written request to us at Corporate Secretary at 244 Madison Avenue, PMB #358, New York, NY 10016. You can also access our SEC filings, including our Annual Report, on the SEC’s website at www.sec.gov and our website at www.aljregionalholdings.com. The information on our website is not a part of this Proxy Statement.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if you share an address with another stockholder, have the same last name, and do not participate in electronic delivery of proxy materials, you will receive only one set of proxy materials (including our Annual Report and Proxy Statement). If you wish to receive a separate set of proxy materials at this time, please request the additional copy by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449.

You may also request to receive a separate Annual Report and a separate Proxy Statement by contacting our Corporate Secretary at (888) 486-7775, or by writing to Corporate Secretary at 244 Madison Avenue, PMB #358, New York, NY 10016.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 if you have lost your stock certificate or need to change your mailing address.

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, please vote as promptly as possible by following the instructions included in this Proxy Statement and the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The number of directors constituting the entire Board is currently fixed at nine (9), with two (2) vacancies. Effective as of immediately prior to the opening of the polls at the Annual Meeting, the number of directors constituting the entire Board shall be reduced to five (5).

At the Annual Meeting, five (5) directors will be elected by the stockholders to serve until the 2023 Annual Meeting of Stockholders or until their respective successors are elected and duly qualified, or until their respective earlier resignation or removal. Jess M. Ravich, Robert Scott Fritz, Hal G. Byer, Rae Ravich and John Scheel have been nominated by the Board for election as directors. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that the nominees will be unable or unwilling to serve as a nominee or as a director if elected. Proxies received will be voted “FOR” the election of the nominees unless otherwise directed.

Directors are elected by a plurality vote. The five (5) director nominees who receive the most votes cast in their favor will be elected to serve as directors. If no contrary indication is made, proxies in the accompanying form are to be voted for the election of Jess M. Ravich, Robert Scott Fritz, Hal G. Byer, Rae Ravich and John Scheel as the Board’s nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by the Board to fill such vacancy.

Information Regarding Directors

Certain information as of July 1, 2022 concerning each of the current directors whose term as director will expire at the Annual Meeting and the director nominees for election at the Annual Meeting is set forth below.

Name	Age	Position	Term Expiration
Jess M. Ravich	64	Chairman of the Board, Chief Executive Officer and Nominee	2023*
Robert Scott Fritz	65	Director and Nominee	2023*
Michael C. Borofsky	50	Director	2022
Hal G. Byer	65	Director and Nominee	2023*
Julie Cavanna-Jerbic	61	Director	2022
Rae Ravich	31	Director and Nominee	2023*
John Scheel	67	Director, Nominee and Vice Chairman of the Board	2023*

* Assuming reelection at the Annual Meeting.

Jess M. Ravich. Mr. Ravich has served as a director since June 2006 and Chairman of the Board of Directors since August 2006.  He served as the Executive Chairman and senior executive officer of the Company from December 2012 through July 2019, at which time he became the Company’s fulltime Chief Executive Officer.  Mr. Ravich was a Group Managing Director at The TCW Group from December 2012 until July 2019. From 2009 to 2012, Mr. Ravich was Managing Director at Houlihan Lokey. In 1991 Mr. Ravich founded Libra Securities, LLC (“Libra Securities”), a Los Angeles-based investment banking firm that focused on capital raising and financial advisory services for middle-market corporate clients and the sales and trading of debt and equity securities for institutional investors, and served as its Chairman and Chief Executive Officer from 1991 until 2009.  Prior to founding Libra Securities, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice President at Drexel Burnham Lambert.

Mr. Ravich was a member of the board of directors of Apex Global Brands (Nasdaq: APEX), formerly known as Cherokee Inc. (Nasdaq: CHKE) from 1995 until 2020, and served as its Chairman of the Board from 2011 until 2017. Mr. Ravich has also served on the board of directors of A-Mark International since 2014.  In addition to his professional responsibilities, Mr. Ravich has also served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. Mr. Ravich earned both a B.S and M.S. from the Wharton School and a J.D. from Harvard University. Among other qualifications, Mr. Ravich brings to the Board executive leadership experience, experience serving on the board of a public company, extensive financial expertise and a financial services industry background. Mr. Ravich is the father of Rae Ravich, a director of the Company.

Michael Borofsky. Mr. Borofsky has served as a director since September 2013.  Mr. Borofsky is currently managing director and general counsel for Gryphon Investors.  From 2019 to mid-2020, Mr. Borofsky was the Chief Operating and Strategy Officer for The Pohland Company.  Prior to that, Mr. Borofsky was a Senior Vice President of MacAndrews & Forbes Holdings Inc. Mr. Borofsky earned a B.A. from Yale University and a J.D. from Columbia University School of Law. Mr. Borofsky brings to the Board a valuable perspective due to his dual background in business and law.

Robert Scott Fritz. Mr. Fritz has served as a director since January 2003. Since May 1982, Mr. Fritz has served as the President of Robert L. Fritz and Sons Sales Company, a New Jersey-based food broker and paper distributor that he owns. Mr. Fritz earned a B.S. in Business from Fairleigh Dickinson University. Mr. Fritz brings to the Board his executive leadership experience and financial expertise.

Hal G. Byer. Mr. Byer has served as a director since January 2003. Mr. Byer joined Houlihan Lokey as a Senior Vice President in its Financial Sponsors Coverage Group in December 2009.   He was a director for Houlihan Lokey from 2011 to 2017 and a senior advisor during 2017 until his retirement in November 2017.  From May 2001 to November 2009, Mr. Byer was a Senior Vice President of Libra Securities, a broker-dealer registered with the SEC and an NASD member. From 1995 to 2003, Mr. Byer was Chief Executive Officer of Byer Distributing Co., a snack food distribution company. From 2000 to 2003, Mr. Byer was also the Chief Operating Officer of eGreatcause.com, an internet start-up involved in fundraising for charitable and non-profit organizations that is no longer active. Mr. Byer brings to the Board executive leadership experience, financial expertise and a background in corporate strategy and operations.

Julie Cavanna-Jerbic. Ms. Cavanna-Jerbic has served as a director since July 2020. Ms. Cavanna-Jerbic is currently the principal and founder of Iron Butterfly LLC, a consulting firm providing business advisory services, which she founded in 2012. Since November 2012, Ms. Cavanna-Jerbic has been a member of the Supervisory (Audit) Committee of First Tech Federal Credit Union, and since August 2012, Ms. Cavanna-Jerbic has given back to her community as a member of the Board of Trustees, Morrissey Compton Educational Center, helping children with learning differences regardless of their ability to pay. Prior to this, Ms. Cavanna-Jerbic held various positions at Hewlett Packard during a 28-year career, including as the Chief Financial Officer & Vice President of Global Information Technology and the Chief Information Officer & Vice President of Information Technology and Integrations. Ms. Cavanna-Jerbic earned a B.A. from University of California at Berkeley and a Master of Business Administration from the University of Southern California. Ms. Cavanna-Jerbic brings to the Board extensive executive leadership, financial expertise and a financial services industry background.

Rae Ravich. Ms. Ravich has served as a director since June 2014. Ms. Ravich is currently the founder of a startup engaged in the health and wellness space, which she founded in July 2016.  From July 2013 until June 2016, Ms. Ravich was an Associate in the direct lending group at TCW Financial Planning LLC. Previously, Ms. Ravich was a Financial Analyst at Houlihan Lokey, which she joined in July 2013. Ms. Ravich has dual B.S. degrees from the Wharton School and the Nursing School at the University of Pennsylvania. Ms. Ravich is the daughter of Jess Ravich, ALJ’s CEO and Chairman of the Board. Ms. Ravich brings to the Board her expertise and background in the financial services industry.

John Scheel. Mr. Scheel has served as a director since September 2006 and our Vice Chairman since December 2016. From August 2006 to February 2013, Mr. Scheel was the President and Chief Executive Officer of the Company. He served as the plant manager for the Company’s former subsidiary Kentucky Electric Steel’s (“KES”) steel mini-mill in Ashland, Kentucky (the “Mill”) and managed the operations of KES on our behalf from January 2004 until its sale in February 2013 to Optima Specialty Steel (“Optima”).  Following such sale, Mr. Scheel not only continued to manage the Mill for Optima as its general manager, but also managed the melt shop and caster for Warren Steel Holdings EAF in Warren, Ohio, which was also managed by Optima. He is now the Senior Vice President of Manufacturing and Supply Chain at Easy Gardener, Inc, a fertilizer and landscape fabric supplier.  Prior to managing KES, Mr. Scheel held various positions of increased responsibility at AK Steel, Nucor Corporation, and Birmingham Steel Management. Mr. Scheel holds both B.S. and M.S. degrees in Metallurgical Engineering from Purdue University and a Master of Business Administration in Finance and International Business from Xavier University. Mr. Scheel brings to the Board his executive leadership experience and financial expertise.

Board Independence

The Board has determined that the below directors have met the requirements for independence under the applicable rules and regulations of the SEC and the NASDAQ Global Market (“NASDAQ”), as applicable:

-	Hal G. Byer
-	Michael C. Borofsky
-	Julie Cavanna-Jerbic
-	Robert Scott Fritz
-	John Scheel

Board Leadership Structure

Our Board retains flexibility to select its Chairman of the Board and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman of the Board and the Chief Executive Officer positions may be filled by one individual or two. The Board currently believes that having Mr. Ravich serve as both Chief Executive Officer and Chairman of the Board is in the best interests of the stockholders given Mr. Ravich’s extensive knowledge of, years of service to and experience with, the Company. The Board does not currently have a lead independent director, but has appointed Mr. Scheel, an independent director, as Vice Chairman of the Board.

Board Committees

The Board has a standing audit committee (the “Audit Committee”) and compensation, nominating and corporate governance committee (the “Compensation, Nominating and Corporate Governance Committee”). The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board.

The Board has determined that the composition and functioning of the Board and all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act, and NASDAQ and SEC rules and regulations. The Audit Committee and the Compensation, Nominating and Corporate Governance Committee each operate under a written charter approved by the Board. Each committee will review and reassess the adequacy of its charter periodically. The charters of both committees are available in the Corporate Governance section of the Company’s website, www.aljregionalholdings.com.

The following chart details the current membership of each committee:

Name of Director	Audit Committee	Compensation, Nominating and Corporate Governance Committee
Michael C. Borofsky	M	C
Hal G. Byer		M
Julie Cavanna-Jerbic	M*	M
Robert Scott Fritz	M
John Scheel	C*
M = Member C = Chair * = Audit Committee Financial Expert

Following the Annual Meeting, assuming the reelection of all the director nominees, the membership of each committee shall be as follows:

Name of Director	Audit Committee	Compensation, Nominating and Corporate Governance Committee
Hal G. Byer	M	C
Robert Scott Fritz	M	M
John Scheel	C*	M
M = Member C = Chair * = Audit Committee Financial Expert

Audit Committee

Our Audit Committee currently consists of Ms. Cavanna-Jerbic and Messrs. Scheel, Borofsky and Fritz, with Mr. Scheel chairing this committee. Following the Annual Meeting, assuming the reelection of all the director nominees, our Audit Committee will consist of Messrs, Byer, Fritz and Scheel, with Mr. Scheel continuing to chair this committee. All members of our Audit Committee currently meet and will continue to meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Ms. Cavanna-Jerbic and Mr. Scheel each are an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. All the members of our Audit Committee are, and continue to be, independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

The Audit Committee’s responsibilities include, among other responsibilities:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; and

●	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by the Company, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “soliciting material” or to be incorporated by reference into any prior or future filings made by the Company.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended September 30, 2021. In addition, the Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter as required by the Public Company Accounting Oversight Board

Rule 3526 “Communications with Audit Committees Concerning Independence” and the Audit Committee has discussed with the independent auditors the independence of that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and management, the Audit Committee recommended to the Board that the financial statements be included in the Company’s Annual Report.

Respectfully submitted by:

Members of the Audit Committee

John Scheel (Chair)

Michael C. Borofsky

Julie Cavanna-Jerbic

Robert Scott Fritz

Compensation, Nominating and Corporate Governance Committee

Our Compensation, Nominating and Corporate Governance Committee currently consists of Ms. Cavanna-Jerbic and Messrs. Borofsky and Byer, with Mr. Borofsky chairing this committee. Following the Annual Meeting, assuming reelection of all the director nominees, our Compensation, Nominating and Corporate Governance Committee will consist of Messrs, Byer, Fritz and Scheel, with Mr. Byer chairing this committee. All members of this committee currently meet and will continue to meet the requirements for independence under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Code of 1986, as amended (the “Code”), including the rules applicable to members of a listed company’s compensation committee. The Compensation, Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

The committee’s responsibilities include:

●	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

●	determining the compensation of all our other officers and reviewing the aggregate amount of compensation payable to such officers periodically;

●	developing and making recommendations to the Board with respect to succession plans for our chief executive officer and other key officers;

●	overseeing and making recommendations to the Board with respect to our incentive-based compensation and equity plans;

●	reviewing and making recommendations to the Board with respect to director compensation;

●	developing and recommending to the Board the criteria for selecting board and committee membership;

●	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

●	identifying individuals qualified to become board members;

●	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

●	overseeing the evaluation of the Board, its committees, and management;

●	reviewing and accessing the adequacy of our policies and practices in corporate governance, and recommending any proposed changes to the Board for approval; and

●

reviewing and accessing the adequacy of our code of ethics for selected executives and other internal policies and guidelines, and monitor that the principles described therein are incorporated into our culture and business practices.

Board’s Role in Risk Oversight

Both the full Board and its committees oversee the various risks faced by the Company. Management is responsible for the day-to-day management of the Company’s risks and provides periodic reports to the Board and its committees relating to those risks and risk-mitigation efforts.

Board oversight of risk is conducted primarily through the standing committees of the Board, the members of which are independent directors. The Audit Committee takes a lead role on overseeing financial risks and in interfacing with management on significant risks or exposures and assessing the steps management has taken to minimize such risks. The Audit Committee also is charged with, among other tasks, oversight of management on the Company’s guidelines and policies with respect to risk monitoring, assessment and management. Members of the Company’s management periodically report to the Audit Committee regarding risks overseen by the Audit Committee, including quarterly reports with respect to the Company’s internal controls over financial reporting.

Director Nominations

The Compensation, Nominating and Corporate Governance Committee evaluates and recommends to the Board director nominees for each election of directors.

In fulfilling its responsibilities, the Compensation, Nominating and Corporate Governance Committee considers the following factors:

•	the appropriate size of the Board;
•	the needs of the Company with respect to the particular talents and experience of its directors;
•

the knowledge, skills and experience of nominees, including experience in business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;
•	applicable regulatory and securities exchange/association requirements; and
•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Compensation, Nominating and Corporate Governance Committee’s goal is to assemble a group of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Compensation, Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Compensation, Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders.

The Compensation, Nominating and Corporate Governance Committee identifies nominees by first evaluating the willingness of the current members of the Board to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Compensation, Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board will be polled for suggestions as to individuals meeting the criteria of the Board. Research may also be performed to identify qualified individuals. If the Compensation, Nominating and Corporate Governance Committee believes that it requires additional candidates for nomination, the Compensation,

Nominating and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Compensation, Nominating and Corporate Governance Committee will evaluate any recommendation for a director nominee proposed by a stockholder who gives timely written notice to the Corporate Secretary of the Company. In order to be timely, the notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received by the Company at 244 Madison Avenue, PMB #358, New York, NY 10016 not less than fifty (50) days or more than eighty (80) days prior to the scheduled date of the annual meeting, provided, however, that if fewer than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth (10th) day following the earlier of (a) the day on which such notice of the date of the meeting was mailed or (b) the day on which such public disclosure was made. Additionally, the Company’s bylaws require that all stockholder notices for director nominations contain the following information:

•	As to each person whom the stockholder proposes to nominate for election or reelection as a director:
o	the name, age, business address and residence address of the person;
o	the principal occupation or employment of the person;
o	the class, series and number of shares of capital stock of the Company that are owned beneficially by the person on the date of such stockholder’s notice;
o	a statement as to the person’s citizenship; and
o

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, including, without limitation, such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected.

•	As to the stockholder giving the notice:
o	the name and address, as such information appears on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s);
o

the class, series and number of shares of capital stock of the Company that are owned beneficially by the stockholder and each other stockholder known by such stockholder to be supporting such nominee(s) on the date of such stockholder’s notice; and

o

a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

•

A description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

The Board will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Board.

Board Meetings

During the fiscal year ended September 30, 2021, the Board met five times and took action by written consent on three occasions. During the fiscal year ended September 30, 2021, all directors attended at least 75% of the aggregate number of meetings of the Board. The Board encourages the directors to attend the annual meetings of stockholders.

Communications with Directors

If a stockholder wishes to communicate with the Board, they may send their communication in writing to: Corporate Secretary, ALJ Regional Holdings, Inc., 244 Madison Avenue, PMB #358, New York, NY 10016. Such stockholder must include their name and address in the written communication and indicate whether they are a stockholder of the Company. The Corporate Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or the Board based on the subject matter.

Director Compensation

In December 2015, the Board approved a non-employee director compensation package comprised of (i) an annual retainer of $40,000 in cash, (ii) an annual grant of common stock with a value of $40,000, (iii) an additional $12,500 for the chair and $5,000 for each other member of the Audit Committee, and (iv) an additional $10,000 for the chair and $4,000 for each other member of the Compensation, Nominating and Corporate Governance Committee. Effective July 1, 2017, each non-employee director was given the option of how to allocate the payment between cash and common stock. Effective as of the date of the Annual Meeting, the Board approved an amended non-employee director representation package comprised of an annual retainer of $30,000 in cash, payable quarterly in arrears.

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director of the Company for the year ended September 30, 2021. Other than as set forth in the table and described more fully below, the Company did not pay any fees, make any equity or non-equity awards, or pay any other compensation, to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation below.

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Compensation	Nonqualified Deferred Compensation on Earnings	All Other Compensation	Total	(1)
Hal G. Byer	$84,000		$—	$—	$—	$—	$—	$84,000
Robert Scott Fritz	85,000		—	—	—	—	—	85,000
Rae Ravich	80,000		—	—	—	—	—	80,000
John Scheel	52,500		40,000	—	—	—	—	92,500
Michael C. Borofsky	55,000		40,000	—	—	—	—	95,000
Julie Cavanna-Jerbic	61,074	(2)	25,000	—	—	—	—	86,074

(1)

Each outside director received an annual compensation package comprised of (i) an annual retainer of $80,000, (ii) an additional $12,500 for the chair and $5,000 for each other member of the Audit Committee, and (iii) an additional $10,000 for the chair and $4,000 for each other member of the Compensation, Nominating, and Corporate Governance Committee. Each outside director has the discretion of how to allocate the payment between cash and common stock. Director who are employees do not receive any additional compensation for their service on the Board of Directors.

(2)	Does not include $20,000 paid for ad hoc IT-related services.

The following table shows the number of shares subject to outstanding and unexercised stock and option awards held by each non-employee director as of September 30, 2021:

Name	Number of Shares Subject to Outstanding Option Awards	Number of Shares Subject to Outstanding Stock Awards
Hal G. Byer	—	30,684
Robert Scott Fritz	—	55,964
Rae Ravich	100,000	85,419
John Scheel	—	159,137
Michael C. Borofsky	—	151,627
Julie Cavanna-Jerbic	—	20,161

Board Diversity Matrix

In accordance with Nasdaq’s recently adopted board diversity listing standards, we are also disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (As of the Record Date)
Total Number of Directors – 7
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	5	—	—
Number of Directors who identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Required Vote

The five (5) director nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. Each proxy cannot be voted for a greater number of persons than seven.

the BOARD RECOMMENDS A VOTE
“FOR” the election of each nominee listed above.

Proposal 2

RATIFICATION OF Appointment OF

Independent Registered Public Accounting Firm

The Audit Committee of ALJ’s Board has engaged Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ended September 30, 2022. The Audit Committee regularly reviews and determines whether any non-audit services provided by Deloitte potentially affects its independence with respect to the Company. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Deloitte. Pre-approval is generally provided by the Audit Committee for up to one year, is detailed as to the particular service or category of services to be rendered and is generally subject to a specific budget. The Audit Committee may also pre-approve additional services or specific engagements on a case-by-case basis. Management provides annual updates to the Audit Committee regarding the extent of any services provided in accordance with this pre-approval. To date, all services performed by Deloitte have been pre-approved by the Audit Committee in accordance with this policy. It is not expected that representatives of Deloitte will be present at the Annual Meeting.

The following table sets forth the aggregate fees billed, or expected to be billed, by Deloitte with respect to audit and non-audit services for the Company during the fiscal years ended September 30, 2021 and 2020:

	Year Ended September 30,
Fee Category	2021	2020

Audit fees (1)	$936,837	$789,344
Audit-related fees (2)	91,999	160,000
Tax fees (3)	74,590	124,548
All other fees (4)	1,895	1,895
Total	$1,105,321	$1,075,787

(1)

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of our interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements, including post-effective amendments to previously filed registration statements.

(2)

Audit-Related Fees. Includes services that are reasonably related to the performance of the audit or review of the financial statements, including audit and attestation services related to financial reporting that are not required by statute or regulation.

(3)

Tax Fees. Tax fees generally consist of tax compliance and return preparation, and tax planning and advice. Tax compliance and return preparation services consist of preparing original and amended tax returns and claims for refunds. Tax planning and advice services consist of support during income tax audits or inquiries.

(4)	All Other Fees. All other fees consist of permitted services other than those that meet the criteria above. For the years ended September 30, 2021 and 2020 such fees were for technical subscriptions.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, by Deloitte is compatible with maintaining the auditor’s independence. All audit fees, including audit fees associated with the audit by Deloitte of the Company’s consolidated financial statements for the years ended September 30, 2021 and 2020, audit related fees that were billed by Deloitte, and all other fees that were billed by Deloitte were approved by the Audit Committee in accordance with SEC requirements.

The decision to appoint Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ended September 30, 2021, was approved by the Audit Committee. Stockholder ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries is not required by the Company’s bylaws or otherwise. However, the Audit Committee is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte or engage a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Audit Committee’s Pre-Approval Policies and Procedures

Consistent with policies of the SEC regarding auditor independence and the Audit Committee Charter, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of the registered independent public accounting firm (the “Firm”). The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Firm. Pre-approval is detailed as to the particular service to category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing request for services by the Firm, the Audit Committee considers whether such services are consistent with the Firm’s independence, whether the Firm is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

Required Vote

The affirmative vote of at least a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve Proposal 2.

THE BOARD RECOMMENDS A VOTE “FOR” the ratification of the appointment of DELOITTE & TOUCHE LLP as the independent registered public accounting firm for the COMPANY AND ITS SUBSIDIARIES for the fiscal year ending September 30, 2022.

PROPOSAL 3

NON-BINDINg ADVISORY VOTE ON

Named EXECUTIVE OFFICER COMPENSATION

As discussed under the “Executive Compensation” section, our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve Company performance goals and closely aligning these goals with stockholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our stockholders.

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory (non-binding) vote on the compensation of our named executive officers, as described in this Proxy Statement. This Proposal 3, known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Executive Compensation section, the Summary Compensation Table for fiscal year 2021, and other related tables and disclosures).”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the Executive Compensation section in this Proxy Statement and the accompanying tables and narrative disclosures.

Required Vote

This Proposal 3 must be approved by the affirmative vote of the holders of at least a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this Proposal 3.

Because your vote is advisory, it will not be binding upon our Board of Directors, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. However, our Board and our Compensation, Nomination and Corporate Governance Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 3 ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4

NON-BINDINg ADVISORY VOTE ON THE PREFERRED FREQUENCY OF

STOCKHOLDER ADVISORY VOTES ON OUR EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, we are required to seek a non-binding advisory stockholder vote regarding the frequency of submission to stockholders of a Say-on-Pay advisory vote such as Proposal 4. The law specifies that at least once every six years we give our stockholders the opportunity to vote on the preferred frequency of future votes on our named executive officer compensation either annually, every two years or every three years, referred to as a “Say-on-Frequency” proposal. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting. We plan to present this proposal to our stockholders at least once every six years.

You may cast your advisory vote on whether the advisory vote on named executive officer compensation will occur every one, two or three years, or you may abstain from voting on the matter.

Our Board of Directors recommends that stockholders vote in favor of holding an advisory vote on named executive officer compensation every 3 years. In formulating its recommendation, our Board considered that an advisory vote occurring once every three years will provide stockholders with a sufficient amount of time to evaluate the effectiveness of our compensation policies.  Specifically, the three year interval will allow stockholders to gauge our compensation policies in the context of our long-term business results and will minimize the impact of short-term variations in our compensation and business results.  Holding an advisory vote every three years will also give us more time to evaluate and implement appropriate changes to our compensation policies between votes, to the extent that changes are appropriate.  We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

Required Vote

The frequency that receives the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting, or if no frequency receives the foregoing vote, the frequency that received the highest number of votes cast, shall be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this Proposal 4.

Because your vote is advisory, it will not be binding upon our Board of Directors, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. However, our Board will take into account the outcome of the vote when making its decision regarding the frequency of future stockholder advisory votes on named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR “THREE YEARS” FOR PROPOSAL 4, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION

Named Executive Officers and Other Key Employees

The following table sets forth the name and position of our named executive officers and other key employees for the fiscal year ended September 30, 2021.

Name	Principal Position

Named Executive Officers
Jess M. Ravich	Chief Executive Officer

Anna Van Buren (1)	President and Chief Executive Officer, Faneuil

Brian Hartman	Chief Financial Officer

Other Key Employees
Marc Reisch (2)	Chairman and Chief Executive Officer, Phoenix

(1) Ms. Van Buren served as the President and Chief Executive Officer of Faneuil, Inc. until April 1, 2022.

(2) Mr. Reisch served as the Chairman and Chief Executive Officer of Phoenix Color Corp. until April 13, 2022. Effective June 14, 2022, Mr. Reisch serves as a senior advisor to the Company’s Chief Executive Officer.

The information provided below is biographical information about our non-director Named Executive Officers and other key employees. For information concerning Jess Ravich, see “Information Regarding Directors” above.

Anna Van Buren. Ms. Van Buren was appointed President and Chief Executive Officer of Faneuil in April 2009, after previously serving as President and Chief Operating Officer from 2007 to 2009, as Vice President and Managing Director of Faneuil’s Government Services Division from 2005 to 2007, and as Vice President of Business Development from 2004 to 2005. Prior to her association with Faneuil, Ms. Van Buren founded Capital Initiatives, a consulting service for clients seeking visibility among federal lawmakers with the objective of encouraging legislative action, and operated numerous government services and marketing companies. Ms. Van Buren has served in leadership roles for many civic and business organizations including chairmanship of the United Way of the Virginia Peninsula, the Peninsula Chamber of Commerce and the NASA Aeronautics Support Team. She is the recipient of numerous awards including the Women in Business Achievement Award by Inside Business Magazine, the Presidential Citizenship Award from Hampton University and the National Conference for Community and Justice Humanitarian Award. She is a graduate of Hollins University and the University of Virginia Executive School.

In connection with the previously announced sale of the tolling and transportation verticals of Faneuil, Ms. Van Buren resigned from her position as President and Chief Executive Officer of Faneuil as well as the Board of Directors of the Company effective April 1, 2022.

Brian Hartman. Mr. Hartman has served as Chief Financial Officer since August 2017. Previously, Mr. Hartman was the Senior Vice President, Chief Financial Officer of Arcade Beauty, a manufacturer of sampling solutions for the beauty, fragrance and skincare segments, having served in such role since March 2012. From April 2005 to March 2012, Mr. Hartman was the Vice President, Corporate Controller of Visant Corporation, a specialty printing and marketing services enterprise. From January 1996 to April 2005, Mr. Hartman was the Controller for Metallurg Inc, a producer and distributor of specialty metals. Prior to this, Mr. Hartman held various accounting and auditing positions at Witco Chemical Corp., a manufacturer of specialty chemicals, and Deloitte & Touche LLP. Mr. Hartman is a certified public accountant and received a Bachelor of Business Administration degree in public accounting and a Master of Business Administration in financial management from Pace University.

Marc Reisch. Mr. Reisch was appointed Chairman of Phoenix in August 2015 and served as a director of the Company from that time until his resignation as director effective October 24, 2019. Mr. Reisch served as Chairman of the Board, Chief Executive Officer and President of Visant and Visant Holding Corp. from October 2004 to

November 2015. Prior to joining Visant, he served as Senior Advisor to Kohlberg Kravis Roberts & Co. and has over 35 years of experience in the printing and publishing industries. Mr. Reisch holds a Bachelor of Science degree and a Master of Business Administration degree from Cornell University.

In connection with the previously announced sale of Phoenix, Mr. Reisch resigned from his position as Chairman and Chief Executive Officer of Phoenix effective April 13, 2022. Effective June 14, 2022, Mr. Reisch serves as a senior advisor to the Company’s Chief Executive Officer.

Each executive officer is chosen by the Board and holds office until a successor has been elected and qualified or until such officer’s earlier death, resignation or removal.

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by the Company to the named executive officers and other key employees for services rendered during the last two fiscal years ended September 30, 2021 and 2020. No other executive officers received total annual compensation exceeding $100,000 during such fiscal years.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)		Non-equity Incentive Plan Compensation	All Other Compensation		Total
Named Executive Officers:
Jess M. Ravich	2021	$225,000	$—		$—	$1,672,500	(2)	$287,532	(3)	$2,185,032
Chief Executive Officer	2020	225,000	—		—	—		81,096	(3)	306,096

Anna Van Buren (4)	2021	520,000	—		—	1,145,847	(5)	31,153	(6)	1,697,000
President and Chief Executive Officer, Faneuil	2020	520,000	—		—	352,202	(5)	42,351	(6)	914,553

Brian Hartman	2021	375,000	350,000	(7)	25,915	—		—		750,915
Chief Financial Officer	2020	375,000	234,375	(7)	—	—		—		609,375

Other Key Employees:
Marc Reisch (8)	2021	200,000	—		—	1,025,000	(9)	—		1,225,000
Chairman, Phoenix	2020	200,000	—		—	87,958	(9)	—		287,958

(1)

This column represents the aggregate fair value of common stock awards calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). Fair value is the closing price of the common stock as listed on the NASDAQ Global Market on the issuance date.

(2)	Represents an annual bonus equal to 10% of ALJ EBITDA minus actual cash interest paid, in excess of a bonus threshold of $7.5 million.

(3)	Out-of-policy business expenses, which were allowed up to $300,000 for Fiscal Year 2021 and $192,000 from July 29, 2019 through September 30, 2020 under the terms of Mr. Ravich’s employment agreement.

(4)	Ms. Van Buren served as the President and Chief Executive Officer of Faneuil, Inc. until April 1, 2022.

(5)

Represents an annual bonus amount equal to 10% of Faneuil EBITDA, before any bonus amount owed to Ms. Van Buren, in excess of $7.5 million. Ms. Van Buren’s bonus is based on a calendar year. The amounts included in the table above are estimates based on ALJ fiscal year and are subject to adjustments.

(6)	Represents health care insurance premiums. Fiscal Year 2020 included a $10,000 cash payment in lieu of paid time off.

(7)	Represents performance bonus according to the terms of Mr. Hartman’s employment agreement.

(8)	Mr. Reisch served as the Chairman and Chief Executive Officer of Phoenix Color Corp. until April 13, 2022.

(9)

Represents an annual bonus amount equal to 10% of Phoenix pre-bonus EBITDA, in excess of $20.0 million, with a step down to 5% in excess of $27.0 million. Mr. Reisch’s bonus is based on a calendar year. The amounts included in the table above are estimates based on ALJ’s fiscal year and are subject to adjustments.

Employment Arrangements with Named Executive Officers and Other Key Employees

Named Executive Officers

Jess M. Ravich. On July 29, 2019, the Company entered into an employment agreement with Mr. Ravich (the “Ravich Employment Agreement”). Prior to entering into the Employment Agreement, Mr. Ravich served as the Company’s Chairman of the Board. Pursuant to the Ravich Employment Agreement, Mr. Ravich assumed full-time responsibilities as the Company’s Chief Executive Officer until September 30, 2020 (the “Initial Term”), subject to subsequent automatic two-year renewals.

Additional material terms of the Ravich Employment Agreement include:

(i)	Base salary is $225,000 per year, of which up to $150,000 per year may be paid at the Company’s discretion through the issuance of the Company’s stock;

(ii)	A stipend of $117,000 during the Initial Term for Mr. Ravich’s use in connection with out of policy business expenses;

(iii)

Incentive bonus structure includes (a) an annual bonus in the amount of 10% of the difference between (1) the Company’s pre-bonus consolidated EBITDA less actual cash interest paid during the trailing twelve month measurement period and (2) a bonus threshold of $22,000,000, subject to adjustment from time to time, and (b) a one-time realization bonus for any sale of a business of the Company in an amount equal to: (1) for a sale of Faneuil, 2.5% of the first $25,000,000 of profit from such sale, less growth capital expenditures (“Profit”), and 5% of any Profit in excess of $25,000,000; (2) for a sale of any other subsidiary, 5% of the Profit;

(iv)

A standstill provision, pursuant to which (a) Mr. Ravich, without the approval of a majority of the independent directors of the Board, shall not acquire additional shares that will result in more than 45% of the outstanding stock of the Company to be held by Mr. Ravich and his affiliates, and (b) any stock held by Mr. Ravich or any of his affiliates in excess of 40% of the outstanding stock of the Company shall be subject to a voting agreement to be entered into, pursuant to which such shares will be automatically voted with the majority of all other outstanding stock of the Company; and

(v)

A clawback provision in the event of (a) a material restatement, revision or change to the Company’s financial statements requiring a recalculation of EBITDA for any particular fiscal year of the Company or (b) a breach by Mr. Ravich of his fiduciary obligation owed to the Company or commission by Mr. Ravich of an act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity.

On June 21, 2020, the Company entered into an amended and restated employment agreement with Jess M. Ravich (the “A&R Ravich Employment Agreement”). The A&R Ravich Employment Agreement amended and restated Ravich Employment Agreement, which term was to expire on September 30, 2020. Pursuant to the A&R Ravich Employment Agreement, effective July 1, 2020 (the “Effective Date”), Mr. Ravich will continue to serve as the Company’s Chief Executive Officer until September 30, 2022 (the “A&R Initial Term”), subject to subsequent automatic two-year renewals.

Additional material terms amended by the A&R Ravich Employment Agreement include:

(i)	No annual bonus for the fiscal year ending September 30, 2020;

(ii)

An increase in the out of policy business expense stipend from $100,000 to $300,000 during the A&R Initial Term, prorated for the period commencing on the Effective Date and ending on September 30, 2020; and

(iii)

An amendment to the incentive bonus structure to include (a) an annual bonus in the amount of 10% of the difference between (1) the Company’s pre-bonus consolidated EBITDA less actual cash interest paid during the trailing twelve month measurement period and (2) a bonus threshold of $7,500,000, subject to adjustment from time to time; provided, that if the pre-bonus consolidated EBITDA less actual cash interest paid during the trailing twelve month measurement period is in excess of $37,500,000, the annual bonus shall equal the sum of $3,000,000 and 5% of such excess amount; provided further, that such thresholds shall be subject to future adjustments as negotiated in good faith by the Company and Mr. Ravich prior to the end of the Initial Term.

If, as of September 30, 2021, Mr. Ravich’s employment was terminated by ALJ without cause, or by Mr. Ravich for good reason, Mr. Ravich was entitled to receive as severance: (i) the lesser of one-year base salary or pro-rated base salary for the remaining term; (ii) continuation of group health plan benefits, with the cost of the regular premium for such benefits paid in full by Faneuil; and (iii) annual bonus prorated for the period of Mr. Ravich’s service during the year of termination and calculated based on actual EBITDA (as defined in the Ravich Employment

Agreement) for the year of termination equal to full annual bonus for the year of termination if otherwise entitled to receive the bonus.

On June 14, 2022, the Company entered into an amended and restated employment agreement with Jess Ravich (the “Second A&R Employment Agreement”). The Second A&R Employment Agreement amended and restated the Ravich Employment Agreement and the A&R Ravich Employment Agreement. Pursuant to the Second A&R Employment Agreement, effective as of June 14, 2022, Mr. Ravich will continue to serve as the Company’s Chief Executive Officer until May 31, 2025, subject to subsequent automatic two-year renewals.  Mr. Ravich will also continue to serve as the Company’s Chairman of the Board.

Additional material terms amended by the Second A&R Employment Agreement include:

(i)	an annual base salary of $1,800,000;

(ii)	reimbursement of business expenses consistent with past practice;

(iii)

an amendment to the incentive bonus structure to include an annual bonus equal to: (i) 10% of the Company’s trailing twelve month consolidated pre-bonus EBITDA, less certain adjustments (the “Company Adjusted EBITDA”) up to $30,000,000; and (ii) 5% of Company Adjusted EBITDA in excess of $30,000,000; provided further, that such thresholds shall be subject to future adjustments as negotiated in good faith by the Company and Mr. Ravich prior to the end of May 31, 2025; and

(iv)

the Company will pay the premiums on one or more life insurance policies on the life of Mr. Ravich that will provide for a total death benefit payable to Executive’s beneficiary in an amount equal to $5,000,000.

The Second A&R Employment Agreement also provides that if Mr. Ravich’s employment with the Company is terminated by the Company without Cause or by Mr. Ravich for Good Reason (each as defined in the Second A&R Employment Agreement), then, subject to Mr. Ravich’s compliance with certain conditions, Mr. Ravich will be entitled to (i) any earned but unpaid base salary or annual bonus; (ii) a severance payment in an amount equal to the lesser of Mr. Ravich’s base salary for a period of one year and base salary through the end of the then applicable employment term (the “Severance Period”); (iii) COBRA benefits during the Severance Period; and (iv) an annual bonus payment equal to an amount that is prorated for the period of Mr. Ravich’s service during the year of termination and calculated based on actual EBITDA.

Anna Van Buren. In October 2013, concurrent with ALJ’s acquisition of Faneuil, Faneuil entered into an employment agreement with Ms. Van Buren through December 2018. In August 2017, Faneuil and Ms. Van Buren entered into an amended employment agreement (the “Van Buren Amended Employment Agreement”), which extended the term to December 2021. Pursuant to the Van Buren Amended Employment Agreement, Ms. Van Buren receives an annual base salary of $520,000 and is eligible to earn an incentive bonus equal to 10% of Faneuil EBITDA, as defined in the Van Buren Amended Employment Agreement, before any bonus amount owed to Ms. Van Buren, in excess of $6,250,000 for calendar year 2017 and $7,500,000 thereafter, subject to further adjustment by ALJ Compensation, Nominating and Corporate Governance Committee from time to time in its discretion, with a step down to 5% of pre-bonus Faneuil EBITDA at $2,000,000 total compensation.

If, as of September 30, 2021, Ms. Van Buren’s employment was terminated by Faneuil without cause, or by Ms. Van Buren for good reason, Ms. Van Buren was entitled to receive: (i) the lesser of one-year base salary or pro-rated base salary for the remaining term; (ii) continuation of group health plan benefits, with the cost of the regular premium for such benefits paid in full by Faneuil; (iii) full annual bonus for the year of termination if otherwise entitled to receive the bonus; and (iv) the annual bonus for the previous year if such bonus has been earned but not yet paid at time of termination.

On October 20, 2021, Faneuil entered into an amended and restated employment agreement with Ms. Van Buren, which extended the term to December 2022. Ms. Van Buren’s compensation and bonus structure remained materially unchanged.

In connection with the previously announced sale of the tolling and transportation verticals of Faneuil, Ms. Van Buren resigned from her position as President and Chief Executive Officer of Faneuil effective April 1, 2022.

Brian Hartman. In connection with ALJ’s appointment of Mr. Hartman to serve as its Chief Financial Officer in August 2017, ALJ entered into an employment agreement with Mr. Hartman through August 2018, subject to one-

year renewals. Pursuant to the employment agreement, Mr. Hartman received an annual base salary of $300,000, a one-time sign-on bonus of $75,000, a cash bonus of $100,000 for the calendar year 2017, and an individual bonus target of 50% of annual base salary effective January 2018. In August 2019, the Company entered into the Second Amended and Restated Employment Agreement (the “Second A&R Employment Agreement”) with Mr. Hartman. The Second A&R Employment Agreement amended and restated the Employment Agreement, dated August 8, 2017, as amended by the First Amended and Restated Employment Agreement dated August 2, 2018, between Mr. Hartman and the Company, which term expired in August 2019. Pursuant to the Second A&R Employment Agreement, Mr. Hartman will serve as the Company’s Chief Financial Officer until September 30, 2021, subject to further one-year or two-year renewals, as determined by the Chief Executive Officer of the Company. Additional material terms changed by the Second A&R Employment Agreement include: (i) an increase in base salary from $350,000 to $375,000 effective October 2019, and (ii) Mr. Hartman’s incentive bonus structure, which was amended to include an annual bonus target of (a) up to 50% of his annual base salary based on the general quality and success of his efforts during the immediately preceding fiscal year and (b) up to 25% of his annual base salary based on certain goals agreed between the Chief Executive Officer and Mr. Hartman for the applicable fiscal year.

In August 2021, ALJ entered into the Third Amended and Restated Employment Agreement (the “Third A&R Employment Agreement”) with Mr. Hartman, which extended the term until September 30, 2023, subject to further one-year or two-year renewals, as determined by ALJ’s CEO. In connection with the Third A&R Employment Agreement, Mr. Hartman’s base salary increased from $375,000 to $400,000. Other terms remained materially unchanged.

As of September 30, 2021, if Mr. Hartman’s employment is terminated by ALJ without cause, or by Mr. Hartman for good reason, Mr. Hartman is entitled to receive: (i) ten months of base salary; (ii) continuation of group health plan benefits with the cost of the regular premium for such benefits shared in the same relative proportion by ALJ and Mr. Hartman as in effect on the date of termination; (iii) full annual bonus for the year of termination if otherwise entitled to receive the bonus; and (iv) the annual bonus for the previous year if such bonus has been earned but not yet paid at time of termination.

Other Key Employees

Marc Reisch. In August 2015, concurrent with ALJ’s acquisition of Phoenix, Phoenix entered into an employment agreement with Mr. Reisch through December 2018. In August 2018, Phoenix entered into a new employment agreement with Mr. Reisch, which superseded and terminated the August 2015 employment agreement, and extended the term to December 2021. In November 2020, Phoenix entered into a new employment agreement (the “New Reisch Agreement”) with Mr. Reisch. In connection with the entry into the New Reisch Agreement, the previous employment agreement, entered into in August 2018 (the “Old Reisch Agreement”) was superseded and terminated. Pursuant to the New Reisch Agreement, Mr. Reisch’s term was extended to September 2023. Additional material terms changed by the New Reisch Agreement as compared to the Old Reisch Agreement include:

(i)	a one-time payment of $300,000 to be paid on or prior to December 31, 2020, in full satisfaction of any amounts owed under the Old Reisch Agreement;

(ii)	commencing with the fiscal year ending September 30, 2021, a base bonus of $200,000 per annum;

(iii)

Mr. Reisch’s incentive bonus structure was modified to 10% of pre-bonus Phoenix EBITDA in excess of $17,500,000, with a step down to 5% of pre-bonus Phoenix EBITDA in excess of $27,000,000 (the “Annual Bonus”);

(iv)

in the event of an acquisition, merger, or sale of Phoenix (each, a “Phoenix Sale”) during the term (or within six months following the term if such Phoenix Sale is commenced during the Term), a sale bonus equal to the sum of (1) 5% of the net sale price less $85,000,000 and (2) 22.5% of the trailing twelve month Phoenix EBITDA (the “22.5% Bonus”), subject to certain exceptions;

(v)	in the event a Phoenix Sale does not occur during the term, an exit bonus equal to the 22.5% Bonus less $500,000 (the “Exit Bonus”);

(vi)

Mr. Reisch’s severance payments in an amount equal to (1) any base salary and Annual Bonus (for the prior fiscal year) earned but not paid, (2) an Exit Bonus, subject to certain adjustments, (3) if terminated in the fiscal fourth quarter, an Annual Bonus for the current fiscal year, and (4) the Consulting Fee (as defined below), in the event of his death, disability, termination by the Company without cause, or termination by Mr. Reisch for good reason; and

(vii)

if a Phoenix Sale has not occurred and the New Reisch Agreement has not otherwise been terminated, an agreement by the Company and Mr. Reisch following the term to enter into a transitional consulting agreement from October 1, 2023 through March 31, 2024 for total compensation of $500,000 (the “Consulting Fee”).

On December 17, 2021, Phoenix entered into a new employment agreement with Mr. Reisch (“2021 Employment Agreement”) and terminated the 2020 Employment Agreement. Material terms changed by the 2021 Employment Agreement as compared to the 2020 Employment Agreement include:

(i) Removed the 22.5% Bonus, the Exit Bonus, and the Consulting Fee;

(ii) Added a $5.0 million retention bonus (the “Retention Bonus”) provided that Mr. Reisch remains continuously employed by Phoenix on the payment date, payable as follows: 20% on December 15, 2021, 40% on September 15, 2022, and 40% on September 15, 2023;

(iii) Added a bonus equal to 5% of the difference of the net sale price less $85,000,000 in the event of a Phoenix Sale during the Term (the “Sale Bonus”), to be paid to Mr. Reisch in a lump sum on the first payroll period following the closing of the Phoenix Sale;

(iv) Provided that in the event of a Phoenix Sale, a pro-rated portion of the Base Bonus and the Annual Bonus for the year in which such Phoenix Sale occurs shall be paid to Mr. Reisch at the same time and in the same manner as the Sale Bonus; and

(v) Modified Mr. Reisch’s severance payments in the event of his death, disability, termination by the Company without cause, or termination by Mr. Reisch for good reason to an amount equal to (1) any base salary earned but not paid, (2) any unpaid portion of the Retention Bonus (including any unvested portions), (3) a Base Bonus and Annual Bonus (for the prior fiscal year) if earned and not yet paid, and (4) a pro-rated portion of the Base Bonus and Annual Bonus that Mr. Reisch would have earned had he remained employed through the end of the fiscal year.

All other terms in the 2021 Employment Agreement remain materially unchanged from the terms in the 2020 Employment Agreement.

In connection with the previously announced Phoenix Sale, Mr. Reisch resigned from his position as Chairman and Chief Executive Officer of Phoenix effective April 13, 2022.

On June 14, 2022, ALJ entered into a new employment agreement with Mr. Reisch (“2022 Reisch Employment Agreement”) and terminated the 2021 Employment Agreement. The term of the 2022 ALJ Employment Agreement commences on June 14, 2022 and is set to expire on September 30, 2023. Pursuant to the 2022 ALJ Employment Agreement, Mr. Reisch will serve as senior advisor to the Chief Executive Officer and receive an annual base salary of $650,000, and a retention bonus of $5,500,000 (half of which is payable on September 15, 2022, provided that Mr. Reisch is continuously employed with the Company until September 15, 2022; and the remainder of which is payable on September 15, 2023, provided that Mr. Reisch is continuously employed with the Company until September 15, 2023). The 2022 Reisch Employment Agreement also provides that if Mr. Reisch’s employment with the Company is terminated by the Company without Cause or by Mr. Reisch for Good Reason (each as defined in the 2022 Reisch Employment Agreement), then, subject to Mr. Reisch’s compliance with certain conditions, Mr. Reisch will be entitled to (i) any earned but unpaid base salary and (ii) the unpaid retention bonus.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table sets forth certain information regarding outstanding equity awards as of September 30, 2021, by the named executive officers and other key employees.

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Total Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Named Executive Officers:
Jess M. Ravich, Chief Executive Officer and Chairman of the Board	8/3/2015	350,000	—		350,000	4.00	8/3/2022
Anna Van Buren, President and Chief Executive Officer, Faneuil (1)	8/11/2017	150,000	—		150,000	3.33	8/9/2027
Brian Hartman, Chief Financial Officer	8/8/2017	150,000	—		150,000	3.26	8/8/2027
	8/9/2018	150,000	—		150,000	2.10	8/9/2028
	8/20/2021		40,000	(3)	40,000	1.24	8/20/2031
Other Key Employees:
Marc Reisch, Chairman, Phoenix (2)	8/14/2015	250,000	—		250,000	4.27	8/13/2025

(1) Ms. Van Buren served as the President and Chief Executive Officer of Faneuil, Inc. until April 1, 2022.

(2) Mr. Reisch served as the Chairman and Chief Executive Officer of Phoenix Color Corp. until April 13, 2022.

(3) Vests in three equal installments on August 20, 2022, August 20, 2023, August 20, 2024.

Compensation Committee Report

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation, Nominating and Corporate Governance recommended to the Board that the Executive Compensation section be included in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders.

Respectfully submitted,

Members of the Compensation, Nominating and Corporate Governance Committee

Michael C. Borofsky (Chair)

Hal G. Byer

Julie Cavanna-Jerbic

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the beneficial ownership of common stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each of the Company’s current executive officers and (iv) all directors and executive officers as a group. As of the Record Date, the Company had 42,408,830 shares of common stock issued and outstanding, which was the only class of voting securities outstanding. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o ALJ Regional Holdings, Inc., 244 Madison Avenue, PMB #358, New York, NY 10016.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Percentage of Common Shares Beneficially Owned
Named Executive Officers and Directors:
Jess M. Ravich, Chief Executive Officer and Chairman of the Board	24,777,254	(2)	58.4%
John Scheel, Director and Vice Chairman of the Board	962,840		2.3%
Robert Scott Fritz, Director	953,780	(3)	2.2%
Hal G. Byer, Director	53,940	(4)	*
Rae Ravich, Director	185,419	(5)	*
Michael C. Borofsky, Director	119,369		*
Julie Cavanna-Jerbic, Director	20,161		*
Brian Hartman, Chief Financial Officer	300,000	(6)	*
Other Key Employees:
Marc Reisch, Director and Chairman, Phoenix	750,000	(7)	1.8%
c/o Phoenix Color Corp.
18249 Phoenix Drive
Hagerstown, MD 21742
All Directors and Executive Officers as a Group	28,122,763	(8)	66.3%
5% Stockholders:
Elizabeth Glazer 2012 Trust	4,222,308	(9)	10.0%
c/o William Montgomery
825 West End Ave. 15C
New York, NY 10025
Vericast Corp.	3,000,000		7.1%
15955 La Cantera Parkway
San Antonio, Texas 78256

*	Less than 1%.

(1)

Consistent with SEC regulations, shares of common stock issuable upon exercise of derivative securities by their terms exercisable within 60 days of the Record Date, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to the knowledge of the Company, the persons and entities named in this table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

Includes 4,853,804 shares held by the Exemption Trust under the Ravich Revocable Trust of 1989, 350,000 shares of common stock issuable upon exercise of currently vested options, 1,315,927 shares of common stock issuable upon exercise of currently vested warrants, and 8,170,116 shares of common stock issuable upon the conversion of the Convertible Promissory Note.

(3)

Includes 431,088 shares and 294,611 shares of common stock issuable upon exercise of currently vested warrants held by The Ravich Children Permanent Trust, for which Mr. Fritz is the sole trustee. Mr. Fritz disclaims all economic ownership of such shares.

(4)	Includes 10,014 restricted shares held by the Hal G. Byer and Marihelene Byer Revocable Trust.

(5)	Includes 100,000 shares of common stock issuable upon exercise of currently vested options.
(6)	Includes 300,000 shares of common stock issuable upon exercise of currently vested options.
(7)	Includes 250,000 shares of common stock issuable upon exercise of currently vested options.
(8)

Includes 8,170,116 shares of common stock issuable upon the conversion of Convertible Promissory Note, 1,610,538 shares of common stock issuable upon exercise of currently vested warrants, and 1,150,000 shares of common stock issuable upon the exercise of options that are either vested or will vest within 60 days from the date hereof.

(9)

Includes 3,091,960 shares of common stock issuable upon the conversion of Term C Loan and related accrued interest and 260,406 shares of common stock issuable upon exercise of currently vested warrants.

Equity Compensation Plan Information

On July 11, 2016, ALJ shareholders approved ALJ’s Omnibus Equity Incentive Plan (the “2016 Plan”), which allows ALJ and its subsidiaries to grant securities of ALJ to officers, employees, directors or consultants. ALJ believes that equity-based compensation is fundamental to attracting, motivating and retaining highly qualified dedicated employees who have the skills and experience required to achieve business goals. Further, ALJ believes the 2016 Plan aligns the compensation of directors, officers, and employees with shareholder interest.

The 2016 Plan is administered by ALJ’s Compensation, Nominating and Corporate Governance Committee. The maximum aggregate number of common stock shares that may be granted under the 2016 Plan is 2,000,000. The 2016 Plan generally provides for the grant of qualified or nonqualified stock options, restricted stock and restricted stock units, unrestricted stock, stock appreciation rights, performance awards and other awards. The Compensation, Nominating, and Corporate Governance Committee has full discretion to set the vesting criteria. The exercise price of a stock option may not be less than 100% of the fair market value of ALJ’s common stock on the date of grant. The 2016 Plan prohibits the repricing of outstanding stock options without prior shareholder approval. The term of stock options granted under the 2016 Plan may not exceed ten years. Awards are subject to accelerated vesting upon a change in control in the event the acquiring company does not assume the awards. The Board may amend, alter, or discontinue the 2016 Plan, but shall obtain shareholder approval of any amendment as required by applicable law or stock exchange listing requirements.

The following table sets forth certain information concerning shares of our common stock authorized for issuance under the Company’s existing equity compensation plans as of September 30, 2021:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	625,000	$2.61	1,375,000
Equity compensation plans not approved by security holders	800,000	4.12	—
Total	1,425,000	$3.45	1,375,000

Certain Relationships and Related Transactions

Fiscal 2021 Debt

Issuance of Convertible Promissory Notes

On June 29, 2021, the Company issued convertible promissory notes in an aggregate principal amount of $6.0 million (the “Convertible Promissory Notes”) to two investors, including the Company’s Chief Executive Officer and Chairman of the Board, Jess M. Ravich. The Convertible Promissory Notes replace and have substantially the same terms as the Company’s prior Term C Loan (as defined below), except the Convertible Promissory Notes pay interest quarterly and the Term C Loan paid interest at maturity.

The Convertible Promissory Notes accrue interest at the rate of 8.25% per year, compounded monthly with interest payable in cash quarterly in arrears on the last day of each calendar quarter on the outstanding principal balance until such principal amount is paid in full or until conversion.

The principal and accrued interest owed under the Convertible Promissory Notes are convertible, at the option of the holders, into shares of the Company’s common stock, at any time prior to November 28, 2023, at a conversion price equal to the quotient of all amounts due under each Convertible Promissory Note divided by the conversion rate of $0.54 per common share. The Convertible Promissory Notes were (i) subordinate to the Blue Torch Term Loan and the Amended PNC Revolver, (ii) unsecured, and (iii) have a maturity date of November 28, 2023, subject to extension under certain circumstances.

Fiscal 2020 Debt

Junior Participation Agreement - Term B Loan and Warrants Issued

In December 2019, in connection with the Sixth Amendment, certain trusts and other entities formed for the benefit of, or otherwise affiliated with Jess M. Ravich, the Company’s Chief Executive Officer and Chairman of the Board (“Ravich Entities”), entered into a Junior Participation Agreement with Cerberus (“Junior Participation Agreement”), pursuant to which the Ravich Entities agreed to purchase $4.1 million in junior participation interests in the Term B Loan under the Cerberus/PNC Financing Agreement (“Junior Participation” and such interests, “Junior Participation Interests”). The Junior Participation Interests were junior and subordinate to the Cerberus Term Loan in all respects and had no quarterly payments. Through March 2020, interest accrued under the Junior Participation (i) in cash, accrued at the same rate per year as the Cerberus Term Loan and paid monthly, and (ii) in kind, accrued at 4.00% per year, payable on the Cerberus/PNC Debt Maturity Date. See “Amendment to Junior Participation Agreement -Term B Loan and Warrants Issued” below for interest earned subsequent to March 2020.

In connection with the Junior Participation, the Company issued fully vested warrants to purchase 1.23 million shares of the Company’s common stock (“Junior Participation Agreement Warrants”) to the Ravich Entities, with a five-year term and an exercise price of $0.54.

Amendment to Junior Participation Agreement – Term B Loan and Warrants Issued

On March 26, 2020, in connection with the Eighth Amendment to the Financing Agreement, the Ravich Entities entered into the First Amendment to the Junior Participation Agreement (the “First Amendment to Junior Participation Agreement”). The amended terms under the First Amendment to Junior Participation Agreement include:

In March 2020, in connection with the Eighth Amendment to the Cerberus/PNC Financing Agreement, the Ravich Entities entered into the First Amendment to the Junior Participation Agreement (“First Amendment to Junior Participation Agreement”). Under the First Amendment to Junior Participation Agreement, interest was paid in kind, instead of a mixture of cash and in kind.

In connection with the First Amendment to Junior Participation Agreement, the Company issued fully vested warrants to purchase 0.4 million shares of the Company’s common stock (“First Amendment to Junior Participation Agreement Warrants”) to the Ravich Entities, with a five-year term and an exercise price of $0.62.

Amendment to the Junior Participation Agreements – Term C Loan

In May 2020, in connection with, and as a condition to, the Ninth Amendment, certain stockholders of the Company (“Term C Loan Junior Participants”), including Mr. Ravich, entered into, or amended certain Junior Participation Agreements (collectively, “Term C Loan Junior Participation Agreements”) with Cerberus. Pursuant to the Term C Loan Junior Participation Agreements (which was amended and/or restated from time to time), the Term C Loan Junior Participants acquired junior participation interests in the Term C Loan in an aggregate amount of $5.6 million on May 12, 2020 (“Term C Loan”). Mr. Ravich agreed to acquire additional junior participation interests in the Term B Loan in an aggregate amount of (i) $2.5 million on June 30, 2021 and (ii) $2.5 million on September 30, 2021 as long as Term B Loan was outstanding on such date.

The $5.6 million Term C Loan and related accrued interest was convertible, at the option of the Term C Loan Junior Participants, into shares of the Company’s common stock, at a conversion price of $0.54 per share. The $5.6 million Term C Loan was junior and subordinate to the Cerberus/PNC Debt in all respects and had no quarterly payments. From May 2020 through the Cerberus/PNC Debt Maturity Date, the Term C Loan accrued interest in kind at the same rate per year as the Cerberus Term Loan.

Although the Term C Loan was paid off as part of the Cerberus Payoff, the Term C Loan Junior Participants were issued the Convertible Promissory Notes as discussed above, under substantially identical terms as the Term C Loan, except the Convertible Promissory Notes pay interest quarterly and the Term C Loan paid interest at maturity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of those forms and representations regarding the need for filing Forms 5, we believe that each of our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors and executive officers.

OTHER MATTERS

If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to vote by following the instructions included in this Proxy Statement and the enclosed proxy card.

By Order of the Board of Directors,

/s/ Jess M. Ravich

Chief Executive Officer and Chairman of the Board

July 15, 2022

ANNUAL MEETING OF STOCKHOLDERS OF

ALJ REGIONAL HOLDINGS, INC.

August 19, 2022

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER	
ACCOUNT NUMBER	

20530304000000001000 2 081922

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR "THREE YEARS" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jess M. Ravich
- ○ John Scheel
- ○ Hal G. Byer
- ○ Rae G. Ravich
- ○ Robert Scott Fritz

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 3, and for 3 YEARS on Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

ANNUAL  MEETING  OF  STOCKHOLDERS  OF    ALJ  REGIONAL  HOLDINGS,  INC.    August19,2022PROXYVOTINGINSTRUCTIONS INTERNET  -Access “www.voteproxy.com”and followtheon-screen  instructions or scan the QR code with your smartphone. Have your  proxy card available when you access the web page.   TELEPHONE  -Call toll-free 1-800-PROXIES  (1-800-776-9437) in  theUnitedStatesor1-718-921-8500  fromforeigncountriesfromany  touch-tone telephone and follow the instructions. Have your proxy  card available when you call.   Vote online/phone until 11:59 PM EST the day before the meeting.   MAIL  -Sign, date and mail your proxy card in the envelope  provided as soon as possible.   IN  PERSON  -You may vote your shares in person by attending  the Annual Meeting.   GO  GREEN  -e-Consent makes it easy to go paperless. With  e-Consent, you can quickly access your proxy material, statements  and other eligible documents online, while reducing costs, clutter  and paper waste. Enroll today via www.astfinancial.com to enjoy  online access.    COMPANY  NUMBER  ACCOUNT  NUMBER    NOTICE  OF  INTERNET  AVAILABILITY  OF  PROXY  MATERIALS:  The Notice of Meeting, Proxy Statement, Proxy Card andAnnual Report on Form 10-K  are available at http://www.astproxyportal.com/ast/10808/    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  20530304000000001000  2  081922     THEBOARDOFDIRECTORSRECOMMENDSAVOTE"FORALLNOMINEES"INPROPOSAL1, "FOR"PROPOSALS2AND3,ANDFOR“THREEYEARS”ONPROPOSAL4. PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx  FOR  AGAINST  ABSTAIN    1. ToelectJessM.Ravich,JohnScheel,HalG.Byer,RaeG.RavichandRobertScottFritzasdirectorstoholdoffice  until the Company’s 2023Annual Meeting or until their respective successors are elected and duly qualified, or   2. ToratifytheappointmentofDeloitte&ToucheLLPastheCompany’sindependuntiltheirrespectiveearlierresignationorremoval.    ent registered public accounting firm for the fiscal year ending September 30,    2022.  FOR  ALL  NOMINEES  O  Jess M. Ravich   NOMINEES:    FOR  AGAINST  ABSTAIN    O  John Scheel   3. To approve, on an advisory (non-binding) basis, the compensation of the  WITHHOLD  AUTHORITY  O Hal G. Byer   Company’snamedexecutiveofficers.   FOR  ALL  NOMINEES  O Rae G. Ravich  O Robert Scott Fritz    FOR  ALL  EXCEPT    1  YEAR  2  YEARS  3  YEARS  ABSTAIN  (See  instructions  below)    4. To approve, on an advisory (non-binding) basis, the frequency of future  advisoryvotesonthecompensationoftheCompany’snamedexecutiveofficers.  5. TotransactsuchotherbusinessasmayproperlycomebeforetheAnnualMeetingoranyadjournmentorpostponementthereof.  INSTRUCTIONS:  To  withhold  authority  to  vote  for  any  individual  nominee(s),  mark  “FOR  ALL  EXCEPT”  and  fill  in  the  circle  next  to  each  nominee  you  wish  to  withhold,  as  shown  here:     Intheirdiscretion,theproxiesareauthorizedtovoteuponsuchotherbusinessasmayproperlycomebeforetheAnnualMeeting.Thisproxywhenproperlyexecutedwillbevotedasdirectedhereinbythe  undersignedshareholder. If  nodirectionismade,thisproxywill  bevotedFORALLNOMINEESin  Proposal  1,  FOR  Proposals  2  and  3,  and  for  3YEARS  on  Proposal  4.    MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  To change the address on your account, please check the box at right and  indicate your new address in the address space above. Please note that  changestotheregisteredname(s)ontheaccountmaynotbesubmittedviathis method.    Signature of Stockholder   Date:   Signature of Stockholder Date:  Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full  title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0       ALJ   REGIONAL   HOLDINGS,   INC.       Proxy   for   Annual   Meeting   of   Stockholders   on   August   19,   2022       This Proxy is Solicited on Behalf of the BOARD OF DIRECTORS     As   an   alternative   to   completing   this   form,   you   may   enter   your   voting   instructions   by   telephone   at   1-800-PROXIES,   or   via   the   Internet   at   WWW.VOTEPROXY.COM   and   follow   the   simple   instructions.   Use   the   Company   Number   and   Account   Number   shown   on   your   proxy   card.       The undersigned hereby appoints Jess M. Ravich, Chief Executive Officer, with full power   of substitution, as proxy to vote all the shares of Common Stock which the undersigned would   be entitled to vote if personally present and acting at theAnnual Meeting of Stockholders ofALJ   Regional Holdings, Inc., to be held on August 19, 2022 at 9:00 a.m. Eastern Time at the   offices of Shearman & Sterling LLP, 599 Lexington Ave., New York, NY 10022, and at any   adjournments or postponements thereof, as follows:     (Continued   and   to   be   signed   on   the   reverse   side)       1.1   14475